Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Synergy Health Limited (formerly Synergy Health plc)

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-207722 and 333-207721) of STERIS plc of our report dated 13 January 2016 with respect to the consolidated statements of financial position of Synergy Health Limited (formerly Synergy Health plc) and its subsidiaries as of 29 March 2015 and 30 March 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended 29 March 2015, 30 March 2014 and 31 March 2013 and the related notes to the consolidated financial statements, which report appears in the Form 8-K/A Amendment No. 1 of STERIS plc dated 13 January 2016.

/s/ KPMG LLP

KPMG LLP

Nottingham, United Kingdom

13 January 2016